OPPENHEIMER LIMITED TERM CALIFORNIA MUNICIPAL FUND
N-SAR EXHIBIT 77C

SPECIAL SHAREHOLDER MEETINGS (Unaudited)

On June 21, 2013, a first shareholder meeting of Oppenheimer Limited Term California Municipal Fund (the “Fund”) was held at which the twelve Trustees identified below were elected to the Fund (Proposal No. 1).   The following is a report of the votes cast:

Nominee/Proposal                                           For                                       Withheld

Trustees

Brian F. Wruble                                           190,297,398                                3,603,487
David K. Downes                                       190,258,772                                3,642,113
Matthew P. Fink                                          190,263,918                                3,636,968
Edmund Giambastiani, Jr.                          190,294,092                                3,606,793
Phillip A. Griffiths                                       190,263,918                                3,636,968
Mary F. Miller                                             190,260,611                                3,640,274
Joel W. Motley                                           190,296,283                                3,604,602
Joanne Pace                                                 190,292,253                                3,608,633
Mary Ann Tynan                                        190,297,398                                3,603,487
Joseph M. Wikler                                       190,260,905                                3,639,980
Peter I. Wold                                                190,294,444                                3,606,441
William F. Glavin, Jr.                                  187,030,089                                6,870,797